Exhibit 99.1

Farmer Bros. Reports Fourth Quarter and Fiscal 2012 Results

TORRANCE, Calif.--(GLOBE NEWSWIRE)--September 10, 2012--Farmer Bros. Co. (NASDAQ: FARM) today reported a net loss of $12.1 million, or $0.77 per share, for its fiscal fourth quarter ended June 30, 2012, compared with a net loss of $22.3 million, or $1.47 per share, for its prior year fiscal fourth quarter. For the full fiscal year ended June 30, 2012, the Company reported a net loss of $29.3 million, or $1.89 per share, compared with a net loss of $54.3 million, or $3.61 per share, in the prior fiscal year.

Net sales in fiscal 2012 increased $31.5 million, or 7%, to $495.4 million from $463.9 million in the prior fiscal year, primarily due to increases in list prices of the Company’s coffee, cappuccino, cocoa and selected spice products implemented in the second half of the prior fiscal year, offset in part by the effect of a decrease in the number of customers who purchased the Company’s products compared to the prior fiscal year.

Cost of goods sold in fiscal 2012 increased $15.8 million, or 5%, to $322.6 million, or 65% of sales, from $306.8 million, or 66% of sales, in fiscal 2011, primarily due to the increase in net sales. In fiscal 2012, the Company reduced its green coffee inventory and benefited from the effect of the liquidation of LIFO inventory quantities carried at lower costs prevailing in prior fiscal years in the amount of $14.2 million, which was offset by a 16% increase in the average cost of coffee purchased in fiscal 2012 compared to the prior year.

President and CEO, Michael Keown said, “While we are pleased with our overall progress in fiscal 2012 compared to fiscal 2011, we intend to continue our efforts into fiscal 2013 to improve operating results including through initiatives aimed at increasing sales of our owned brands through our DSD network, expanding our private brand national account business, and eliminating non-value added costs. As we enter fiscal 2013, we are fully committed to executing our plans and expect to see continued improvements in all facets of our operations.”

Operating expenses in fiscal 2012 decreased $27.9 million, or 12%, to $197.7 million, or 40% of sales, from $225.6 million, or 49% of sales, in fiscal 2011. The reduction in operating expenses in fiscal 2012 is primarily due to lower payroll and related expenses resulting from a decreased employee headcount, savings from employee benefit plan restructuring and ongoing cost control measures, offset by non-cash charges of $5.6 million from impairment losses on goodwill and intangible assets, and a $4.6 million charge related to withdrawal from multiemployer pension plans, which is expected to reduce future multiemployer pension costs.

Loss from operations in fiscal 2012 was $24.9 million compared to $68.4 million in fiscal 2011, due to improvement in gross profit and reduction in operating expenses.

“We believe that our efforts to improve our operating results have begun to pay off. Excluding the impact of impairment losses on goodwill and intangible assets and pension withdrawal expense, our fiscal 2012 reported loss from operations would have improved by $45.9 million compared to the prior fiscal year. We believe that the $44.4 million improvement in EBITDAE from $(22.3) million in fiscal 2011 to $22.1 million in fiscal 2012 is another indication of the progress made in fiscal 2012,” Chief Financial Officer, Jeffrey Wahba said.

Total other expense in fiscal 2012 was $4.8 million compared to total other income of $4.9 million in fiscal 2011, primarily due to net derivative losses of $4.1 million in fiscal 2012 compared to net derivative gains of $4.2 million in fiscal 2011. The net derivative losses and gains were primarily due to coffee-related futures contracts.

The Company recorded an income tax benefit of $0.3 million in fiscal 2012 compared to $9.2 million in fiscal 2011. Income tax benefit for fiscal 2012 was primarily attributable to the settlement of certain tax issues with the Internal Revenue Service and the State of California during the Company's exam appeals. Income tax benefit for fiscal 2011 was primarily attributable to the gain on postretirement benefits.

About Farmer Bros. Co.

Founded in 1912 and currently celebrating its milestone centennial, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, tea and culinary products. We are a direct distributor of coffee to restaurants, hotels, casinos, hospitals and other foodservice providers, and a provider of private brand coffee programs to Quick Serve Restaurants, grocery retailers, national drugstore chains, restaurant chains, convenience stores, and independent coffee houses, nationwide. Its product lines include roasted coffee, liquid coffee, coffee related products such as coffee filters, sugar and creamers, assorted teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves. National foodservice brands include The Artisan Collection by Farmer Brothers™, Farmer Brothers®, Superior®, Metropolitan®, Island Medley Iced Tea®, Farmer Brothers Spice Products™, Sierra Tea™ and Orchard Hills Estate™. Regional foodservice and retail brands include Cain's®, Ireland® and McGarvey®. For more information, visit: www.farmerbros.com.
Non-GAAP Financial Measures

In addition to net income (loss) determined in accordance with United States Generally Accepted Accounting Principles (GAAP), the Company uses certain non-GAAP financial measures, such as “EBITDAE” and “Adjusted EBITDAE,” in assessing its operating performance. The Company believes that these non-GAAP measures serve as appropriate measures to be used in evaluating the performance of its business.

The Company defines “EBITDAE” as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization, ESOP and share-based compensation expense, non-cash impairment losses, pension withdrawal expense, and gains and losses from derivatives and investments. The Company references this particular non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods. In addition, incentive compensation is based, in part, on EBITDAE and we base certain of our forward-looking estimates on EBITDAE to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned EBITDAE.
The Company defines “Adjusted EBITDAE” as EBITDAE excluding the impact of LIFO charges or credits. LIFO charge or credit includes: (1) the effect of the liquidation of LIFO inventory quantities as of the fiscal year end recorded in cost of goods sold, and (2) an estimate of the difference between cost of goods sold recorded on a last in, first out (“LIFO”) basis and cost of goods sold that would have been recorded if we had used the first in, first out (“FIFO”) method of inventory valuation. While the Company believes the use of the LIFO method of inventory valuation for coffee, tea and culinary products results in a better matching of costs and revenues, the Company believes Adjusted EBITDAE provides a basis for comparison to companies that do not use LIFO and enhances the understanding of the Company's historical operating performance.
EBITDAE and Adjusted EBITDAE as defined by the Company may not be comparable to similarly titled measures reported by other companies. The Company does not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net loss to EBITDAE and Adjusted EBITDAE:

(In thousands)	Year Ended June 30,
	2012	2011	2010
Net loss, as reported	$(29,329)	$(54,317)	$(23,953)
Income tax benefit	(347)	(9,167)	(2,529)
Interest expense	2,137	1,965	986
Depreciation and amortization expense	32,113	31,758	26,778
ESOP and share-based compensation expense	3,287	3,825	4,785
Impairment losses on goodwill and intangible assets	5,585	7,805	—
Pension withdrawal expense	4,568	—	—
Net loss (gain) on derivatives and investments	4,117	(4,191)	(10,169)
EBITDAE	$22,131	$(22,322)	$(4,102)
LIFO (credit) charge:
Effect of liquidation of LIFO inventory quantities	(14,206)	(1,100)	(800)
Estimated difference in cost of goods sold - LIFO basis vs. FIFO basis(1)	1,847	32,854	1,033
LIFO (credit) charge	(12,359)	31,754	233
Adjusted EBITDAE	$9,772	$9,432	$(3,869)
___________
(1)Effective October 1, 2011 we refined the methodology that we use to estimate the LIFO impact as detailed in our Form 10-K for the fiscal year ended June 30, 2012.

Forward-Looking Statements
Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like "anticipates," "estimates," "projects," "expects," "plans," "believes," "intends," "will," "assumes" and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
QUARTERLY FINANCIAL DATA (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	June 30,	June 30,
	2012	2011

Net sales	$120,948	$119,243
Gross profit	$45,451	$26,352
Loss from operations	$(10,481)	$(31,397)
Net loss	$(12,134)	$(22,336)
Net loss per common share	$(0.77)	$(1.47)

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Year ended June 30,
	2012	2011	2010
Net sales	$495,442	$463,945	$450,318
Cost of goods sold	322,618	306,771	252,754
Gross profit	172,824	157,174	197,564

Selling expenses	150,641	170,670	187,685
General and administrative expenses	36,897	47,121	49,071
Impairment losses on goodwill and intangible assets	5,585	7,805	—
Pension withdrawal expense	4,568	0	—
Operating expenses	197,691	225,596	236,756
Loss from operations	(24,867)	(68,422)	(39,192)
Other (expense) income:
Dividend income	1,231	2,534	3,224
Interest income	214	178	303
Interest expense	(2,137)	(1,965)	(986)
Other, net	(4,117)	4,191	10,169
Total other (expense) income	(4,809)	4,938	12,710
Loss before taxes	(29,676)	(63,484)	(26,482)
Income tax benefit	(347)	(9,167)	(2,529)
Net loss	$(29,329)	$(54,317)	$(23,953)
Net loss per common share—basic and diluted	$(1.89)	$(3.61)	$(1.61)
Weighted average common shares outstanding—basic and diluted	15,492,314	15,066,663	14,866,306
Cash dividends declared per common share	$—	$0.18	$0.46

Source: Farmer Bros. Co.
Jeffrey Wahba (310) 787-5241